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                                                                   EXHIBIT 10.25


                    NORTH AMERICA SALES REPRESENTATIVE AGREEMENT


     THIS AGREEMENT is entered into in Hillsboro, Oregon, as of ______________("Effective Date"), between Lattice Semiconductor Corporation, a Delaware corporation with principal offices at 5555 N.E. Moore Court, Hillsboro, Oregon, 97124 ("Lattice"), and _______, a corporation with principal offices at _________ ("Representative").

     IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:


1.   DEFINITIONS

     1.1 "Product(s)" means Lattice's hardware and software products identified in Lattice's current price list. Products may be changed, reclassified, abandoned or added by Lattice, in its sole discretion. Lattice shall be under no obligation to continue the production or sale of any Product.

     1.2 "Territory" shall initially mean those geographical areas set forth in Exhibit A attached hereto. Lattice retains the sole authority and right to redefine the Territory at any time and for any or no reason, and to resolve as it sees fit any and all conflicts between its sales representatives in the event of conflicting, overlapping, or changing Territories and Territory boundaries.

2.   APPOINTMENT AND AUTHORITY OF REPRESENTATIVE

     2.1 APPOINTMENT. Subject to the terms and conditions of this Agreement, Lattice hereby appoints Representative as Lattice's exclusive sales representative for the Products in the Territory, and Representative hereby accepts such appointment. Representative's sole authority is to solicit orders for the Products in the Territory in accordance with the terms of this Agreement. Representative shall not have the authority to make any commitments whatsoever on behalf of Lattice.

     2.2 RESERVED RIGHTS. Notwithstanding the provisions of Section 2.1 above, Lattice reserves the right to (a) solicit orders directly from and sell Products directly to any customer within the Territory, and (b) authorize third party distributors to solicit orders and sell Products in the Territory.

     2.3 TERRITORIAL LIMITATION. Representative shall not advertise, sell or solicit orders for the Products from outside the Territory without the prior written consent of Lattice.

     2.4 CONFLICT OF INTEREST. The parties acknowledge that any efforts by Representative to market or sell competing products in the Territory would constitute a conflict of interest with respect to Representative's obligations to market the Products. Representative warrants that it does not currently represent or sell any Products which compete with Lattice's Products. If Representative

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intends to market, promote or distribute products that compete with the
Products, Representative shall notify Lattice of its intent at least sixty
(60) days prior to commencing such activity and Lattice shall have the right at such time and at any time thereafter to immediately terminate this Agreement upon written notice to Representative without obligation to pay post-termination commissions to Representative as provided for in Section 9 below. Failure to so notify Lattice will be deemed to be a material breach of this Agreement. A product will be deemed to compete with the Products if, in Lattice's sole discretion, such product provides substantial overlap of any of the functionality or features of the Products. If Lattice introduces a new Product which competes with a product marketed or distributed by Representative, Representative will have sixty (60) days to cease representing such competing product in order to remain in compliance with this provision.

     2.5 INDEPENDENT CONTRACTORS. The relationship of Lattice and Representative established by this Agreement is that of independent contractors, and nothing in this Agreement may be construed to (a) give either party the power to direct and control the day-to-day activities of the other, (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (c) allow Representative to create or assume any obligation on behalf of Lattice for any propose whatsoever. All financial and other obligations associated with Representative's business are the sole responsibility of Representative. Representative shall be solely responsible for, and shall indemnify and hold Lattice free and harmless from any and all claims, damages or lawsuits (including reasonable attorneys' fees) arising out of the willful or negligent acts or omissions of Representative, its employees or its agents.

3.   COMPENSATION

     3.1 SOLE COMPENSATION. Representative's sole compensation under the terms of this Agreement shall be commissions computed in accordance with commission schedules set by Lattice. Commission schedules are typically revised annually, but may be revised at any time, in Lattice's sole discretion. For convenience of reference only, the initial schedule is set forth in Exhibit B.

     3.2 BASIS OF COMMISSION. The commission shall apply to all Product sales shipped to end users in the Territory by Lattice's authorized distributors or Lattice. Commissions shall be computed on the net amount received by Lattice from the customer for Products only, and no commission shall be paid with respect to charges for handling or freight, sales taxes, COD charges, start-up charges, Product manual charges, qualification or test data charges, and the like. In the case of sales by authorized distributors, the basis of the commission will be the cost of the Product paid by the authorized distributor, net of all discounts and adjustments. In the event that Lattice, in its sole discretion determines to use the gross amount of distributor resales to end customers (or any other measure which exceeds the net distributor cost) as the basis for computing commissions, Lattice shall have the right at any time on written notice effective immediately to revert to the net distributor cost basis of commission as provided herein. In addition, if Lattice does choose to use distributor resale cost as the basis for commission, Lattice shall have the right to compute resale cost on any basis it deems reasonable, including Lattice's estimate of average distributor margins, and to change such method at any time. With respect to software Products, "sales," "cost," and similar terms will be construed as "licenses," "sublicenses," "license fees" and other terms used with respect to

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intellectual property transactions as appropriate in context.  For Products which are held on consignment in end-user warehouses, a sale will be recognized only when such Products are drawn out of consignment inventory by the end user. The parties may agree, in writing from time to time, on adjustments to the regular commission schedule for specific customers, Products, or circumstances.

     3.3 TIME OF PAYMENT. For shipments made directly by Lattice to a customer, commissions shall be due and payable thirty (30) days after the end of the month in which Lattice invoices the customer for the Products sold in the Territory. Commissions on distributor resales to customers shall be due and payable thirty (30) days after the end of the month in which Lattice receives the distributor's resale information. Commission payments shall be subject to all applicable governmental regulations and rulings, including the withholding of any taxes required by law.

     3.4 SPLIT COMMISSIONS. If more than one sales representative is involved in the solicitation of a particular order, Lattice, in its sole discretion, may split the total commission for the order between or among the sales representatives involved. In no event will the total commission for an order exceed the total commission calculated without splitting. Lattice will not make split commission adjustments on any sales more than ninety (90) days old, with such ninety (90) day period measured by the time from the shipment of the Product by Lattice to the customer (and the date of receipt of the authorized distributor's resale report for distributor's sales) to the date of Lattice's approval of the commission split.

     3.5 COMMISSION ADJUSTMENTS. Lattice shall have the absolute right to set such discounts, to make such allowances and adjustments, to accept such returns from its customers, and to write off as bad debts such overdue customer accounts as it deems advisable. In each such case, Lattice shall have the right to retroactively reduce commissions paid on such revised, adjusted, or written off amounts against future commissions payable to Representative. Commissions with respect to sales to customers who fail to pay within sixty (60) days of the invoice date may in Lattice's sole discretion be deducted from current commissions until such customer payments are collected.

4.   SALE OF PRODUCTS

     4.1  SOLICITATION OF ORDERS.    Representative shall use its best
efforts to solicit customer order for the Products. All inquiries from potential customers will be followed up promptly and all prospective orders obtained will be promptly forwarded to Lattice for Lattice's response. All orders from end users must show Lattice, rather than Representative, as the manufacturer/seller and shall correctly indicate part numbers, specifications, quantities, shipping destination and method, desired shipping date, and other significant customer data. Lattice is not required to pay commissions on orders which show representative as the manufacturer or seller. Representative shall work closely with customers to ensure proper preparation of orders.

     4.2 ACCEPTANCE. All prospective orders obtained by Representative are conditioned on acceptance by Lattice at its principal office currently located at the address listed for Lattice at the beginning of this Agreement. Representative shall have no authority to make any acceptance or

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delivery commitments to customers.  Lattice specifically reserves the right to reject any order or any part thereof for any reason.

     4.3 CREDIT APPROVAL. Lattice shall have the sole right of credit approval or credit refusal for customers in all cases.

     4.4 INVOICES. Lattice shall render all invoices directly to the customers and shall send summary reports of commissionable invoices to the Representative. Customer payments will be made directly to Lattice.

     4.5 COLLECTION. It is understood by Representative that responsibility for collection of invoices rests with Lattice, and Representative will not take any action toward collection of invoices absent express written authorization from Lattice.

     4.6 INQUIRIES FROM OUTSIDE THE TERRITORY. Representative shall promptly submit to Lattice, for Lattice's attention and handling, the originals of all inquires received by Representative from customers outside the Territory.

     4.7  POLICIES.    Representative agrees to abide by Lattice's sales
policies and procedures as may be modified by Lattice from time to time, including without limitation those provisions which may limit, delay, or restrict payment of commissions in the event of violations of such policies.

5.   PRODUCT WARRANTY AND PRODUCT AVAILABILITY

     5.1 PRODUCT WARRANTY. Any warranty for the Products shall run directly from Lattice to the customer, and pursuant to the warranty the customer shall return any allegedly defective Products to Lattice in compliance with
Lattice's return procedures.   Representative shall have no authority to
accept any returned Products.

     LATTICE MAKES AND REPRESENTATIVE RECEIVES NO WARRANTIES OR CONDITIONS OF ANY KIND ON THE PRODUCTS, WHETHER EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH REPRESENTATIVE, AND LATTICE SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

     5.2 PRODUCT AVAILABILITY. Under no circumstances shall Lattice be responsible to Representative in any way for Lattice's failure to fill accepted orders, or for its delay in filling accepted orders, regardless of the reason therefor.

6.   DEMONSTRATION PRODUCTS

     Lattice may loan certain Products and examples of Product applications to Representative as

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sample or demonstration Products ("Demonstrators").    All such Demonstrators
will remain the property of Lattice. All loans of software products shall be further subject to the terms and conditions of Lattice's standard software license agreement. Representative shall have full responsibility for keeping Demonstrators in proper operating condition during the entire time that the Demonstrators are in its possession and Representative shall be responsible for any damages to such Demonstrators except for damages or deterioration which result from normal wear and tear. Within fifteen (15) calendar days of a written request from Lattice, Representative shall return each Demonstrator to Lattice in good condition.

7.   ADDITIONAL RESPONSIBILITIES OF REPRESENTATIVE

     Representative shall have the following responsibilities:

     (a) provide sales coverage of OEM accounts and distributor resale within the Territory in a competent, professional manner consistent with good business practice;

     (b) achieve and maintain adequate personnel staffing levels and other resources, and adequate levels of technical competence with respect to the Products, all as determined by Lattice;

          (c) provide business forecasts, reviews of business activity, reviews of sales processes in the Territory with Lattice and its authorized distributors, and all other information reasonably requested by Lattice, in writing or approved electronic form, in the format required by Lattice; all on a timely basis, and including all information required pursuant to Lattice's standard representative policies and procedures, as they may be modified by Lattice from time to time;

          (d) cooperate with and assist Lattice in promotional and merchandising campaigns;

          (e) maintain an office or answering service, which shall be open during normal business hours;

          (f) pay all expenses of the operation of Representative's business including, but not limited to, salespersons' expenses, travel, and account visits; and

          (g)  attend all Lattice training and sales meetings as required.

8.   ADDITIONAL  RESPONSIBILITIES OF LATTICE

     8.1 ASSISTANCE IN PROMOTION. Lattice shall, at its own expense, provide Representative with commercially reasonable sales and technical assistance concerning the Products as well as reasonable quantities of brochures, instructional materials, advertising literature and other Product data.

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     8.2  TRAINING.  Lattice shall provide Representative with reasonable training regarding Lattice's Products, policies and services as reasonably required for Representative to understand and effectively market the Products.

9.   TERM AND TERMINATION

     9.1 TERM. This Agreement will commence upon the Effective Date and continue for a period of one (1) year unless terminated earlier as provided herein. This Agreement will renew automatically on each anniversary of the Effective Date for an additional one (1) year term unless written notice of non-renewal is provided by either party not less than thirty (30) days prior to the renewal date.

     9.2 TERMINATION FOR CAUSE. This Agreement may be terminated immediately by either party upon notice, if the other party (a) is in breach of any material term or condition of this Agreement and does not cure such breach within thirty (30) days after being given written notice thereof, (b) becomes the subject of any voluntary or involuntary proceeding under the U.S. Bankruptcy Code or state insolvency proceeding and such proceeding is not terminated within sixty (60) days of its commencement, or (c) ceases to be actively engaged in business. Notwithstanding the foregoing, if Lattice becomes aware of a conflict of interest, or an impending conflict of interest, pursuant to paragraph 2.4, Lattice may terminate this Agreement immediately upon notice to Representative. Lattice may, in its sole discretion, delay such termination until any other time, but expressly reserves the right to revoke such delay in termination at any time and for any or no reason.

     9.3 TERMINATION FOR CONVENIENCE. This Agreement may be terminated at any time by either party with or without cause upon thirty (30) days written notice to the other party prior to the date of termination.

     9.4  TERMINATION OF COMMISSIONS.

          (a) In the event that the Representative terminates this Agreement for convenience, Lattice will pay commissions to the Representative for Product shipments to OEM customers through the date of termination, and for distributor Product resales which occur through the date of termination and are reported to Lattice, in the report for the distributor's fiscal month in which the date of termination occurs..

          (b) In the event that Lattice terminates this Agreement for cause as provided in Section 9.2, Lattice will pay commissions to the Representative for Product shipments to OEM customers through the date of termination, and for distributor Product resales which occur and are reported to Lattice, through the date of termination.

          (c) In the event that Lattice terminates this Agreement as provided in Section 9.2 due to a conflict of interest by the Representative pursuant to Section 2.4, all Lattice obligations to pay commissions to the Representative will immediately terminate.

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          (d)  In the event that Lattice terminates this Agreement for convenience, or the Representative terminates this Agreement due to Lattice's breach or insolvency, Lattice will pay commissions to the Representative for OEM customer Product orders booked before the termination date which are shipped through the date of termination. If the Representative has been a sales representative for Lattice for at least two (2) years as of the date of termination, then in the event of such termination Lattice will pay commissions for OEM customer Product orders booked before the termination date which are shipped within thirty (30) days after the date of termination.
 The thirty (30) days after termination shipment period will be extended an additional thirty (30) days if the Representative has been a sales representative for Lattice for at least three (3) years as of the date of termination, but in no event will be extended beyond a maximum of sixty (60) days after the date of termination. Lattice will also pay commissions on distributor Product resales which occur through the date of termination and are reported to Lattice in the report for the distributor's fiscal month in which the date of termination occurs.

     9.5 RETURN OF MATERIALS. All confidential information, customer files, trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, literature, and sales aids of every kind shall remain the property of Lattice, and Representative shall promptly return or destroy, as Lattice may direct, all such materials upon termination of this Agreement.

     9.6 LIMITATION OF LIABILITY. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement of expenses, or damages on account of loss of prospective profits or anticipated sales or on account of any other expenditures, investments, leases or commitments made in connection with the business or goodwill of Lattice or Representative or made in connection with this Agreement or the anticipation of extended performance hereunder. Lattice's sole liability under the terms of this Agreement shall be for any unpaid commissions under Sections 3 and 9.4 above.

     9.7 SURVIVAL OF CERTAIN TERMS. The provisions of Sections 1, 2.5, 3, 4.5, 5, 6, 9, 10, 11, 12 and 13 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

10.  LIMITATION ON LIABILITY

     IN NO EVENT SHALL LATTICE HAVE ANY LIABILITY FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION INCLUDING, WITHOUT LIMITATION, THOSE RESULTING FROM THE USE OF THE PRODUCTS, OR THE FAILURE OF THE PRODUCTS TO PERFORM, OR FOR ANY OTHER REASON. THESE LIMITATIONS SHALL APPLY WHETHER OR NOT LATTICE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES ACKNOWLEDGE THAT THIS SECTION 10

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REPRESENTS A REASONABLE ALLOCATION OF RISK AND FORMS THE  BASIS FOR THE
LEVEL OF COMMISSIONS  PAYABLE TO REPRESENTATIVE HEREUNDER.

11.  CONFIDENTIALITY

     Representative acknowledges that by reason of its relationship to Lattice hereunder it will have access to certain information and materials concerning Lattice's business, plans, customers, technology, and products that are confidential and of substantial value to Lattice, which value would be impaired if such information were disclosed to third parties. Representative agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by Lattice. Representative shall take every reasonable precaution to protect the confidentiality of such information. Upon request by Representative, Lattice shall advise whether or not it considers any particular information or materials to be confidential. Representative shall not publish any technical description of the Products beyond any description which may be published by Lattice. In the event of termination of this Agreement, Representative will no longer use, and will not disclose to any third party, any confidential information of Lattice, and Representative will not manufacture or have manufactured or sell or distribute or represent any products utilizing any of Lattice's confidential information.

12.  TRADEMARKS AND TRADE NAMES

     12.1 USE. During the term of this Agreement, Representative shall have the right to indicate to the public that it is an authorized representative of Lattice's Products and to advertise within the Territory such Products under the trademarks, marks and trade names that Lattice may adopt from time to time ("Lattice's Trademarks"). Nothing herein grants Representative any right, title or interest in or to Lattice's Trademarks. At no time during or after the term of this Agreement shall Representative challenge or assist others to challenge the validity or ownership of Lattice's Trademarks or the registration thereof, or attempt to register any trademarks, marks or trade names confusingly similar to those of Lattice.

     12.2 APPROVAL OF REPRESENTATIONS. All representations of Lattice's Trademarks that Representative intends to use must first be submitted to Lattice for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by Lattice. If any of Lattice's Trademarks are to be used in conjunction with another trademark on or in relation to the Products, Lattice's Trademarks shall be equally legible, prominent and of equal or greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

13.  MISCELLANEOUS

     This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and no waiver or modification of this Agreement will be valid unless in writing signed

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by each party. The waiver of a breach of any term hereof will in no way be construed as a waiver of any other term or breach hereof. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law or otherwise unenforceable or of no effect, the remaining provisions of this Agreement shall remain in full force and effect. Lattice shall have no liability for its failure to perform its obligations hereunder when due to circumstances beyond Lattice's reasonable control. This Agreement shall inure to the benefit of and be binding upon each party's successors and assigns. This Agreement is governed by the laws of the State of Oregon without reference to conflict of laws principles. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the state and Federal courts located in Multnomah County, Oregon, and the parties agree and submit to the personal and exclusive jurisdiction and venue of such courts.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

LATTICE SEMICONDUCTOR CORPORATION
                                   -------------------------------------


By:                                          By:
    --------------------------------            --------------------------------

Print Name:                                  Print Name:
            ------------------------                    ------------------------

Title:                                       Title:
      ------------------------------              ------------------------------

Date:                                        Date:
      ------------------------------              ------------------------------

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                                     EXHIBIT A

                                     TERRITORY



Territory includes:



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                                     EXHIBIT B

                                COMMISSION SCHEDULE




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